Filled Pursuant to Rule 424(b)(3)
File Number 333-141395

PROSPECTUS SUPPLIMENT NO. 1

Prospectus Supplement No. 1 dated December 21, 2007
to the Prospectus dated May 3, 2007
(Registration No. 333-141395)

DRINKS AMERICAS HOLDINGS, LTD.

This Prospectus Supplement No. 1 supplements information contained in, and should be read in conjunction with, our Prospectus dated May 3, 2007 (the “Prospectus”). This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with the Prospectus.

The securities that are the subject to the Prospectus, as supplemented, have been registered for resale by certain of our investors. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement No. 1 supplements the Prospectus with the following additional or revised information regarding the Company and the Selling Security Holders identified in the Prospectus:

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The five Selling Security Holders who participated in our January 30, 2007 Private Placement of 4,444,444 shares of our common stock (the “January Shares”) exchanged the January Shares for 8,000 shares of our Series A Preferred Stock. Also, the exercise price of the warrants to acquire 3,777,778 shares of our common stock which was purchased by the Selling Security Holders in our January 30, 2007 Private Placement (the “January Warrants”) was reduced from $3.00 per share to $0.50 per share of common stock.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K, as filed by us (without the related exhibits) with the Securities and Exchange Commission on December 19, 2007.

Our common stock is traded on the over-the-counter Bulletin Board under the symbol "DKAM". On December 20, 2007 the average of the high and low prices of our common stock on the over-the-counter Bulletin Board was $0.37.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT (OR THE PROSPECTUS). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is December 21, 2007.

EXCHANGE OF SHARES OF COMMON STOCK - REDUCTION OF EXERCISE PRICE OF WARRANTS

In January, 2007, five of our Selling Security Holders acquired 4,444,444 shares of our common stock (the ‘January Shares”) and warrants to purchase 3,777,778 shares of our common stock at an exercise price of $3.00 per share (the “January Warrants”). Under the terms of this offering, participating Selling Security Holders had the right to exchange the January Shares for securities offered in offerings completed by us within the succeeding 24 months and the January Warrants contained full ratchet anti-dilution provisions as to both the exercise price and the number of shares purchasable under the January Warrants.

On December 18, 2007, we sold to three of our Selling Security Holders who participated in the January Private Placement an aggregate of 3,000 shares of our Series A Preferred Stock for $3,000,000. Under the terms of the January Private Placement, the five of our Selling Security Holders who participated in our January, 2007 offering have exchanged 4,444,444 shares of our common stock for 8,000 shares of our Series A Preferred Stock, which preferred stock is convertible into an aggregate of 16,000,000 shares of our common stock. Further, as a result of the December 18, 2007 offering, the exercise price of the January Warrants has been reduced to $0.50 per share of common stock.

As a result of the forgoing, the shares of outstanding common stock subject to the Prospectus shown as owned by Enable Growth Partner LP, Enable Opportunity Partner LP, Lyrical Opportunity Partners II LP, Lyrical Opportunity Partners II Ltd. and Pierce Diversified Strategy Master Fund LLC, in the section of the Prospectus entitled Selling Security Holders, which aggregates 4,444,444 shares, are no longer outstanding and the exercise price of the common stock, subject to the Prospectus, reflected in such section as being issuable to them on the exercise of warrants has been reduced to $0.50 per share.

We refer you to the text of our Current Report on Form 8-K included in this Prospectus Supplement No. 1 for additional information with respect to our December, 2007 Private Placement.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 18, 2007

DRINKS AMERICAS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

Item 3.02   UNREGISTERED SALES OF EQUITY SECURITIES.

On December 18, 2007 (the "Closing Date") we sold to three related investors (the "December Investors") an aggregate of 3,000 shares of our Series A Preferred Stock, $.001 par value (the "Preferred Stock"), at a cash purchase price of $1,000 per share, generating gross proceeds of $3,000,000 (the “December Financing”). The Preferred Stock is convertible into our common stock at $.50 per share, which if all of the Preferred Stock is converted, would result in the issuance of 6,000,000 shares of our common stock. The Preferred Stock has no voting or dividend rights.

Out of the gross proceeds of this Offering, we paid Midtown Partners & Co., LLC (the "Placement Agent") $180,000 in commissions and $30,000 for non-accountable expenses. We also issued to the Placement Agent, warrants to acquire 600,000 shares of our Common Stock for a purchase price of $.50 per share (the "Placement Agent Warrants"), which warrants are exercisable for a five year period and contain anti-dilution provisions in the case of stock splits and similar matters.

The financing that we consummated in January of 2007(the “January Financing”), provided participating investors (the “January Investors”) with rights to exchange the common stock they acquired in the January Financing for securities issued in subsequent financings consummated at a common stock equivalent of $2.00 per share or less. Under this provision, the January Investors have exchanged 4,444,444 shares of our common stock for 8,000 shares of our Preferred Stock, which Preferred Stock is convertible into an aggregate of 16,000,000 shares of our common stock. Also in the January Financing, the January Investors acquired warrants to purchase 3,777,778 shares of our common stock at an exercise price of $3.00 per share (the “January Warrants”). The January Warrants contain full ratchet anti-dilution provisions, as to both the exercise price and the number of shares purchasable under the warrants, which due to the December Financing, would have resulted in the January Warrants representing the right to acquire 22,666,668 shares of our common stock, i.e., an additional 18,888,890 shares (the “Warrant Increment”) at a reduced exercise price of $.50 per share. We have issued 5,000,000 shares of our common stock to the January Investors, in consideration of their waiver of the Warrant Increment (the “Waiver Shares”). This waiver will apply to future financings as well. The provisions of the January Warrants which result in the reduction of the exercise price remain in place and, as a result of the December Financing, the exercise price of the January Warrants have been reduced to $.50 per share. Each of our December Investors participated in the January Financing but not all of our January Investors participated in the December Financing.

We have agreed to use our best efforts to file, within 45 days of the closing date of the December Financing (the “Closing Date”), a Registration Statement covering the resale of the shares of our common stock issuable on the conversion of Preferred Stock issued to the December Investors and the January Investors, the Waiver Shares, and the shares of our common stock issuable on exercise of the Placement Agent Warrants, and to cause such Registration Statement to be declared effective by the Securities and Exchange Commission, within 90 days of the Closing Date subject to a thirty day extension in the event of a full review by the Securities and Exchange Commission(the “Required Registration Date”). In the event we do not satisfy these requirements in a timely fashion we will be subject to penalties, equal to 1% of the aggregate purchase price paid for the Preferred Stock, on the Required Registration Date and an additional 2% on each monthly anniversary of the Required Registration Date until the Registration Statement is declared effective by the SEC. Notwithstanding the foregoing, the aggregate maximum amount of the penalties that may be imposed for such failure is 6% of the aggregate cash investment in the December Financing, if such failure results from certain positions taken by the SEC during its review of our Registration Statement.

We believe that, pursuant to Section 4(2) of the Securities Act of 1933, as amended, the issuance of the Preferred Stock, the Waiver Shares and the Placement Agent Warrants referred to herein are exempt from registration.

Item 7.01   REGULATION FD DISCLOSURE.

On December 19, 2007, we issued a press release with respect to the matters referred to herein. A copy of the press release is furnished herewith.

Item 9.01.   EXHIBITS

(c) Exhibits

4.9	Form of Securities Purchase Agreement, dated as of December 18, 2007 between Drinks Americas Holdings, Ltd.and the Investors.

4.10	Form of Registration Rights Agreement, dated as of December 18, 2007 between Drinks Americas Holdings, Ltd. and the Investors.

4.11	Form of Placement Agent Agreement between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC dated as of December 14, 2006

4.13	Form of Placement Agent Warrant, dated as of December 18, 2007 between Drinks Americas Holdings, Ltd. and Midtown Partners Co., LLC.

99.1	Press Release dated December 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DRINKS AMERICAS HOLDINGS, LTD.

Dated: December 19, 2007	By:	/s/ J. Patrick Kenny
J. Patrick Kenny
President and CEO